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                          LITIGATION SUPPORT CONSULTING
                                    AGREEMENT

         THIS AGREEMENT, dated and effective as of May 6, 2003 (the "Effective Date"), is between Hunter M. A. Carr, an individual whose office is located at 10750 Hammerly, Second Floor, Houston, Texas 77043 (the "Consultant"), and SEDONA CORPORATION, a Pennsylvania Corporation, whose principal place of business is 1003 West 9th Avenue, 2nd floor, King of Prussia, PA 19406 (the "Client").

                                    RECITALS

         WHEREAS, the Client has retained one or more attorneys (the "Client Attorneys") in connection with litigation against LADENBURG THALMANN & CO., INC.; PERSHING, LLC; WESTMINSTER SECURITIES CORPORATION; WM V. FRANKEL & CO., INC.; RHINO ADVISORS, INC.; MARKHAM HOLDINGS LIMITED; ASPEN INTERNATIONAL LTD.; THE CUTTYHUNK FUND LIMITED c/o OPTIMA FUND MANAGEMENT L.P.; THE GEORGE S. SARLO 1995 CHARITABLE REMAINDER TRUST; AMRO INTERNATIONAL, S.A.; ROSEWORTH GROUP LIMITED; CAMBOIS FINANCE INC.; THOMAS BADIAN; THOMAS TOHN; DAVID BORIS; MICHAEL VASINKEVICH; and DAVID SIMS relating to manipulation of the Client's stock; and

         WHEREAS, the Client has retained the Consultant to provide litigation support services, including compiling and organizing data, access to a database of documents relating to similar litigation, and preparation of a searchable electronic database of the documents, reports, depositions, pleadings and other information relating litigation filed on behalf of the Client; and

         WHEREAS, Consultant has entered into a contract with ITIS, Inc. d/b/a LITIDEX(R) to perform analysis and evaluation of factual data, assist Client Attorneys with investigation and organization of factual data, and provide Automated Litigation Support ("ALS") required by the Consultant, the Client Attorneys, and any other firm retained in Clients litigation;

         NOW THEREFORE, Consultant and the Client agree as follows:

                                    ARTICLE I
                             SERVICES TO BE PROVIDED

1.01 SERVICES TO BE PROVIDED. The Consultant or his designee or contractors, under the supervision and direction of Client Attorneys and pursuant to an agreement between Consultant and Client Attorneys, will:

         (a) collect, organize, summarize and validate information relating to potential causes of action that the Client may have and prepare an analysis of such information as requested by the Client Attorneys;


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         (b) make available to the Client Attorneys access to a database prepared by LITIDEX(R) consisting of data relating to similar litigation as such database exists as of the commencement and through the continuation of this Agreement;

         (c) collect, receive, catalog, when necessary convert to electronic format, and compile the documents, information, statements, pleadings, attorney notes, and other data relating to the litigation filed on behalf of the Client and make the same available to the Client Attorneys in a searchable electronic format; and

         (d) provide ALS as required by Schedule A (attached).

         All such services shall be provided by the Consultant in accordance with the agreement between the Consultant and the Client Attorneys. The Client acknowledges that the services are Attorney Work Product.

1.02 PAYMENT. The Client agrees to pay Consultant the following amounts in connection with services and products provided by the Consultant to the Client Attorneys:

         (a) Payment at the rates set forth on the attached Schedule A for the collection, organization, conversion into electronic format if required, indexing, and making available to the Client Attorneys information, documents, pleadings, attorney notes and other data relating to any litigation filed by the Client Attorneys on behalf of Client and against LADENBURG THALMANN & CO., INC.; PERSHING, LLC; WESTMINSTER SECURITIES CORPORATION; WM V. FRANKEL & CO., INC.; RHINO ADVISORS, INC.; MARKHAM HOLDINGS LIMITED; ASPEN INTERNATIONAL LTD.; THE CUTTYHUNK FUND LIMITED c/o OPTIMA FUND MANAGEMENT L.P.; THE GEORGE S. SARLO 1995 CHARITABLE REMAINDER TRUST; AMRO INTERNATIONAL, S.A.; ROSEWORTH GROUP LIMITED; CAMBOIS FINANCE INC.; THOMAS BADIAN; THOMAS TOHN; DAVID BORIS; MICHAEL VASINKEVICH; and DAVID SIMS.

         (b) Payments as described in the attached Schedule B, except that the first and last months' payments shall be made within 30 days of execution of this Agreement.

         (c) Invoicing. The Consultant shall prepare a monthly invoice of services for the Client. All services shall be billed at the rates set forth on Schedule A as attached to this agreement. Any services provided by Consultant that are not included in Schedule A shall be pre-approved by Client or Client Attorneys prior to commencing work and shall be invoiced at Consultant's standard rates. Monthly billing amounts for services will be paid in accordance with Schedule B. All payments required on Schedule B shall be paid not less than 10 days after the required payment date. A late fee of five percent (5%) of the total payment shall be charged on any required payment that remains unpaid after 10 days. Interest shall not accrue on late charges.

1.03 PAYMENT IN STOCK. At the Client's sole option, up to $533,097 of fees payable under this Agreement may be paid by delivery to Consultant of fully registered and freely transferable S-8 shares of common stock of


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         the Client, each share of stock valued at a price determined by the immediately preceding 10-day trading average. In the event of an early cash settlement of Client's litigation, Client will instruct its Attorneys to pay all outstanding balances to Consultant prior to any distribution to Client or Clients Attorney.

1.04 SECURITY FOR PAYMENT. Client agrees that for each $100,000 of the amount due Consultant that remains unpaid at the time of receipt of any settlement of the litigation Client Attorneys shall pay Consultant 1% of the damages received or the balance remaining unpaid, whichever is greater. At execution of this Agreement, Client shall file an S-8 Plan providing for the issuance of sufficient shares of Client's stock to pay Consultant all amounts that may become due under this Agreement.

                                   ARTICLE II
                           RESPONSIBILITIES OF PARTIES

2.01 CO-OPERATION. The Client will use its best efforts to make all information, documents, and other data relating to the litigation available to the Consultant and its designees and contractors in an organized and timely manner as such data becomes available. The Client further agrees that it will instruct the Client Attorneys to provide Consultant or its designees and contractors with copies of all pleadings filed in the litigation, transcripts and video records of all depositions, copies of all material received or produced in response to subpoenas or other discovery, and all other information created or received in connection with such litigation.

2.02 RESPONSIBILITY FOR CONTENT. The Client and the Client Attorneys are solely responsible for the content of all data provided to Consultant pursuant to this Agreement and for providing such data in a format and at the times required. All data delivered by the Client or the Client Attorneys shall be free of executable files, viruses, corruptions or other programs.

2.03 ERRORS. Consultant shall promptly correct any errors arising from the compilation or entry of data by Consultant. All cost relating to the correction of errors shall be the sole responsibility of Consultant except those that are caused by errors in data supplied by the Client or the Client Attorneys or breach of this Agreement or the agreement between Consultant and the Client Attorneys. Consultant shall be permitted a reasonable period of time, not to exceed 10 days, within which to make any required corrections.

2.04 COPYRIGHTS. The Client shall grant copyrights to Consultant for all information that may become public record as a result of this litigation. Consultant may not use or print any information considered to be privileged and shall not release any information to third parties during the term of this Agreement without written consent of Client Attorneys.

2.05 CONFIDENTIALITY. The Client Attorneys shall keep all information, programs, documentation, systems, techniques, and know how that they learn as a result of the performance of this Agreement or the use of Consultant's work product confidential. Client shall only have rights to information derived from the database that is solely applicable to Client's case.

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2.06     RETURN OF DATA. Consultant shall return to the Client the original media provided to Consultant by Client. Client acknowledges and agrees that Consultant may make and retain copies of any information contained in such original media; however, all information used in Client's litigation shall remain privileged until the case is concluded.

2.07 DEFAULT. "Default" shall be defined as failure by Client or Consultant to provide records in a timely manner; Client Attorney not providing records in a timely manner, or payment not being received as required by Schedule B in a timely manner. In the event of default and Client's failure to cure any such default within 10 days, Consultant shall have the right to immediately receive all stock in the S-8 Plan sufficient to pay any existing outstanding balances.

2.08 BANKRUPTCY: Consultant represents to Client that he or she is not presently filing, nor contemplating filing, for protection under the United States Bankruptcy Code. Consultant agrees that in the event he or she files a petition in bankruptcy, Client will be promptly notified of any such event and that the services covered by this Agreement may be canceled at the Clients election, Upon notice of cancellation all payment obligations will be void other than any current outstanding and unpaid invoices which shall be paid in accordance with Schedule A of this Agreement. All work product prepared in connection with this contract shall be retained by Client Attorneys.

                                   ARTICLE III
                                    WARRANTY

CONSULTANT MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, AS TO ANY MATTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO THE HARDWARE, PROGRAMS, DOCUMENTATION, DATA FILES, OUTPUT SERVICES, OR OTHER MATTERS PRODUCED OR PROVIDED TO THE CLIENT ATTORNEYS HEREUNDER. CONSULTANT SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, OR CONSEQUENTIAL, ARISING FROM THE LOSS OR CORRUPTION OF DATA, THE SOLE REMEDY OF THE CLIENT FOR ALL SUCH CASES BEING THE RESTORATION OF SUCH DATA FROM BACK UP FILES. HOWEVER, THE DATABASE WILL BE PREPARED AND WILL BE MAINTAINED AS PREVIOUSLY DEFINED BY CLIENT ATTORNEYS.

                                   ARTICLE IV
                               CONTRACTED SERVICES

CLIENT ACKNOWLEDGES THAT CONSULTANT WILL CONTRACT WITH ITIS, INC. d/b/a LITIDEX(R) TO PERFORM THE SERVICES REQUIRED PURSUANT TO THIS AGREEMENT AND THE AGREEMENT BETWEEN CONSULTANT AND CLIENT ATTORNEYS AND SPECIFICALLY GRANTS TO

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CONSULTANT THE RIGHT TO ENTER INTO SUCH CONTRACTS FOR THE BENEFIT OF THE CLIENT.
A SUBSTANTIAL PORTION OF THE FEES PAID HEREUNDER WILL BE PAID BY CONSULTANT TO LITIDEX(R) TO PERFORM THE OBLIGATIONS OF CONSULTANT HEREUNDER. CLIENT AGREES
THAT LITIDEX(R) IS A THIRD-PARTY BENEFICIARY OF THIS AGREEMENT, MAY ENFORCE IN ITS OWN RIGHT THE RIGHTS OF CONSULTANT UNDER THIS AGREEMENT, AND THAT CLIENT
WILL LOOK SOLELY TO LITIDEX(R) FOR ANY REMEDY IN CONNECTION WITH A CLAIM FOR BREACH OF THIS AGREEMENT.

                                    ARTICLE V
                               POTENTIAL CONFLICTS

CLIENT ACKNOWLEDGES THAT CONSULTANT IS AN EXECUTIVE OFFICER, DIRECTOR AND MAJOR SHAREHOLDER OF ITIS, INC. d/b/a LITIDEX(R) AND WAIVES ANY CONFLICT OF INTEREST THAT MAY EXIST AS A RESULT OF THE DELEGATION OF ANY OF CONSULTANT'S RESPONSIBILITIES UNDER THIS AGREEMENT TO LITIDEX(R).

                                   ARTICLE VI
                                  MISCELLANEOUS

6.01 NO LEGAL SERVICES. Consultant does represent Client and is not engaged to represent Client before any court or other judicial body, and no part of the compensation paid hereunder is for the referral of any claim to an attorney, the rendering of legal advice, or other legal services. Nothing herein is intended or shall be construed to require Consultant to perform or provide legal services on behalf of the Client. Consultant has been hired by Client only to develop a database for Client Attorneys.

6.02 TAXES. The Client shall be responsible for the payment of any sales, use or other taxes measured by the gross receipts under this Agreement and shall reimburse Consultant therefor upon demand.

6.03 FORCE MAJEURE. Neither Party hereto shall have any liability to the other if its performance under this Agreement is hindered or delayed by forces beyond its control, including labor disturbances, war, acts of God, fires, storms, accidents, acts of governments and acts of terrorism or civil unrest.

6.04 NOTICES. All notices required or permitted by this Agreement shall be in writing and sent by receipted mail or delivery to the following addresses:

         If to Consultant           Hunter M. A. Carr
                                    10750 Hammerly
                                    Second Floor
                                    Houston, TX 77043



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         If to Client:              Sedona Corporation
                                    Attn: Marco A. Emrich, President and CEO
                                    1003 West 9th Avenue, 2nd floor
                                    King of Prussia, PA 19406

6.05 NON-WAIVER. Neither Party's failure at any time to require strict performance by the other Party of any of the provisions of this Agreement shall be a waiver of such Party's right hereunder to demand strict compliance herewith or with any other provision. Waivers by either Party of any default by the other Party shall not waive any subsequent default of the same or any other provision.

6.06 JURISDICTION; LAW; ETC. This Agreement shall be construed and interpreted and any dispute relating hereto resolved in accordance with the laws of the State of Texas, excluding any such law that would direct the application of the laws of any other jurisdiction. Any litigation relating to this Agreement shall be brought in a court of appropriate jurisdiction in Harris County, Texas. The Parties hereby submit to exclusive jurisdiction and venue in such court and waive any claim that such venue is improper or inconvenient.

6.07 INTEGRATION. This Agreement is the sole agreement between the Parties and incorporates, supersedes and replaces all prior negotiations, oral agreements and written agreements. It may be amended, supplemented or explained only by a written document dated after the date hereof and signed by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date above.


HUNTER M. A. CARR, Consultant


__________________________________


SEDONA CORPORATION, Client


By _______________________________
      Marco A. Emrich, President and CEO


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                                   SCHEDULE B
                          SEDONA CORPORATION/CONSULTANT
                              CONSULTING AGREEMENT


FEE AMOUNT:                $533,097

PAYMENT TERMS:             Sedona Corporation shall pay in Company S-8 Stock or
                           Cash at the sole discretion of the company an amount not less than $14,810 per month for a period not to exceed 36 months, in accordance with the terms of this Agreement.




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